Partnership Agreement
                          Trend Micro Australia Pty Ltd
                             Flexemessaging.com Inc
          (on behalf of Trade Wind Group and Flexifax Global Services)

Parties: Trend Micro Australia Pty Ltd A.C.N 077 055 817 and Flexemessaging.com Inc on behalf of Trade Wind Group Pty Ltd A.C.N. 003 607 074 and its subsidiaries including Flexifax Global Services.

Background

A. This Partnership Agreement represents the agreed understanding between the parties concerning Flexifax through traffic on the Flexemessaging Gateways which will be swept for viruses on a continuous basis by a resident Trend Micro anti virus application

B. Flexemessaging.com, through its messaging activity has built up a fax and email broadcast service and delivers traffic through ISPs and Carriers. A significant and growing percentage of this traffic is being sent in the form of emails.

C. Trend Micro has developed anti virus software that has been designed to perform a continuous scan for viruses on traffic being processed by Gateways, servers and similar applications

Purpose and Scope
The parties wish to enter into a Partnership Agreement whereby Flexemessaging customer traffic is scanned and cleared of viruses in return for every message being sent out by email from the Gateway being stamped with an acknowledgment to Trend Micro.
The specific points in this agreement are:-
1. Trend Micro will supply, free of charge, its Trend Micro Anti Virus software (Application name)and assist to install it into the Flexemessaging Gateways. There are currently three such Gateways operating. Additional copies will be installed free of charge whenever the number of Gateways increases. The cost of recoding the Gateway to install the Trend Micro will be born by Flexemessaging. The costs of installation of the application and reporting set up will be born by Trend Micro.

2. In return for Trend Micro providing its antivirus software free of charge to Flexemessaging, Flexemessaging will stamp each outgoing message with an agreed statement crediting Trend Micro for the antivirus scan and removal.

3. Trend Micro undertakes to keep the antivirus software updated on a priority basis. These software upgrades and updates will be done by Trend Micro on an automatic basis. Trend Micro will provide a reporting system that will alert the sender and Flexemessaging whenever a virus is detected or suspected. The form of this reporting to be mutually agreed and may alter from time to time.

4. It is agreed that Flexemessaging can copy across the Trend Micro applications for maintenance, hardware change out or Flexemessaging application upgrade purposes without charge. Trend Micro will leave procedures if necessary as to how this is to be accomplished.

5. Trend Micro and Flexemessaging agree to jointly or separately issue press releases concerning this Partnership from time to time.

Agreement

This agreement will initially last for two years and will automatically extend thereafter unless terminated by either party giving 4 months notice.

The effective start date of this agreement is the date on which fully working Trend Micro applications are installed and working satisfactorily on the Gateways and accepted as being so by both parties.

Signed by an authorised officer of each company




/s/ N R Bird                             /s/ Mark Micallef
N R Bird                                 Mark Micallef
CEO                                      Sales Manager Australia
Flexemessaging.com Inc                   Trend Micro Australia Pty Ltd